First Tennessee National Corporation
Computation of Ratio of Earnings to Fixed Charges
Including Interest on Deposits
(unaudited)

(dollars in thousands)                                       2003           2002          2001          2000           1999
                                                           --------      --------      --------       --------       --------
EARNINGS
Earnings before income taxes and equity in
    undistributed net income (loss) of subsidiaries      $  708,226       $552,166    $  484,258     $  335,830     $  379,260
Add:
    Fixed charges excluding capitalized interest            277,721        319,585       542,236        793,434        643,950
    Amortization of capitalized interest                      4,220          3,748         3,606          3,606          2,095
    Distributed income of equity investees                   12,257          4,871           352              -              -
                                                         ----------       --------    ----------     ----------     ----------
Adjusted Earnings                                        $1,002,424       $880,370    $1,030,452     $1,132,870     $1,025,305
                                                         ==========       ========    ==========     ==========     ==========

FIXED CHARGES
Add:
    Interest expense                                     $  247,586       $286,581    $  512,596     $  764,695     $  617,654
    Capitalized interest                                     12,279          7,613           844             54          3,445
    Amortization of debt issue costs                             76             76            76             76             71
    One-third of rental expense net
      of income from subleases                               19,707         20,294        16,959         19,415         18,155
    Trust preferred securities expense                        8,070          8,070         8,070          8,070          8,070
    Preferred security dividends                              2,282          4,564         4,535          1,178              -
                                                         ----------       --------    ----------     ----------     ----------
Fixed Charges                                            $  290,000       $327,198    $  543,080     $  793,488     $  647,395
                                                         ==========       ========    ==========     ==========     ==========
Ratio of Earnings to Fixed Charges                            3.46x          2.69x         1.90x          1.43x          1.58x
                                                         ==========       ========    ==========     ==========     ==========

First Tennessee National Corporation
Computation of Ratio of Earnings to Fixed Charges
Excluding Interest on Deposits
(unaudited)


(dollars in thousands)                                      2003            2002          2001          2000          1999
                                                          --------       --------      --------       --------      --------
EARNINGS
Earnings before income taxes and equity in
    undistributed net income (loss) of subsidiaries       $708,226        $552,166      $484,258       $335,830      $379,260
Add:
    Fixed charges excluding capitalized interest           127,675         129,245       205,334        293,004       244,217
    Amortization of capitalized interest                     4,220           3,748         3,606          3,606         2,095
    Distributed income of equity investees                  12,257           4,871           352              -             -
                                                          --------        --------      --------       --------      --------
Adjusted Earnings                                         $852,378        $690,030      $693,550       $632,440      $625,572
                                                          ========        ========      ========       ========      ========

FIXED CHARGES
Add:
    Interest expense                                      $ 97,540        $ 96,241      $175,694       $264,265      $217,921
    Capitalized interest                                    12,279           7,613           844             54         3,445
    Amortization of debt issue costs                            76              76            76             76            71
    One-third of rental expense net
      of income from subleases                              19,707          20,294        16,959         19,415        18,155
    Trust preferred securities expense                       8,070           8,070         8,070          8,070         8,070
    Preferred security dividends                             2,282           4,564         4,535          1,178             -
                                                          --------        --------      --------       --------      --------
Fixed Charges                                             $139,954        $136,858      $206,178       $293,058      $247,662
                                                          ========        ========      ========       ========      ========


Ratio of Earnings to Fixed Charges                           6.09x           5.04x         3.36x          2.16x         2.53x
                                                          ========        ========      ========       ========      ========